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                                                                      EXHIBIT 21

                 FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED



                                 Subsidiaries
                                 ------------

Proximity Technology Inc., a Delaware corporation, 100 percent.

     Proximity Technology International, Inc., a Delaware corporation, 100 percent.



Franklin Electronic Publishers (HK) Ltd., a Hong Kong corporation, 100 percent.

Franklin Electronic Publishers Euro-Holdings B.V., 100 percent.

     Franklin Electronic Publishers (Europe) Ltd., a corporation organized under the laws of England, 100 percent.

     Franklin Electronic Publishers (France) S.A.R.L., 100 percent.

     Franklin Electronic Publishers (Deutschland) GmBH, 100 percent.

Franklin Electronic Publishers Ltd., 100 percent.

Franklin Electronic Publishers Australia Pty Ltd., 100 percent.

Franklin Electronic Publishers De Mexico, S.A. De C.V., 100 percent.